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                                                                 EXHIBIT 10.1(b)

                     AMENDMENT TO STOCK PURCHASE AGREEMENT


        THIS AMENDMENT TO STOCK PURCHASE AGREEMENT (the "AGREEMENT") is entered into as of December 8, 1999, by and between I.T. Technology, Inc., a Delaware Corporation ("I.T.") and Stampville.com Inc., a New York corporation ("STAMPVILLE").

                                    RECITALS

        A. I.T. and Stampville have entered into a Stock Purchase Agreement (the "Original Agreement") dated as of June 18, 1999 relating to the acquisition of stock of Stampville by I.T.

        B. I.T. has, as of the date of this Agreement, paid $325,000 of the consideration contemplated by the Original Agreement.

        C. I.T. and Stampville now desire to amend certain terms of the Original Agreement,

        NOW, THEREFORE, in consideration of the promises and the terms, provisions, covenants and conditions hereinafter set forth, and for other valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereby agree as follows:

                                    AGREEMENT

        1. Definitions unless otherwise defined in this Agreement, all capitalized terms used in this Agreement shall have the meanings set forth in the Original Agreement.

        2. Acceleration of Consideration Notwithstanding the provisions of the Original Agreement I.T. agrees to pay the balance of the Stage One Consideration and the Stage Two Consideration as follows:

        2.1 $75,000 upon execution of this Amendment;

        2.2 $100,000 on or before December 10, 1999;

        2.3 Not later than sixty (60) days following the date of this Agreement, I.T. shall pay to Stampville the sum of One Million Dollars ($1,000,000) a portion of the Stage Two Consideration; and

        2.4 The remainder of the Stage Two Consideration shall be paid in eight equal quarterly installments of One Hundred Fifty-Six Two Hundred Fifty Dollars ($156,250.00), commencing on [the first day of the third month following the date on which I.T. completes the investment described in Section 2.3 above], but in any event not later than one hundred fifty



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(150) days from the date of this Agreement. I.T. may, but shall not be required to, accelerate any payment pursuant to this Section 2.

        3. Additional Payment. In addition to the payment of the Stage One Consideration and the Stage Two Consideration, I.T. agrees to use commercially reasonable efforts to make a further payment, or otherwise cause a party or parties designated by I.T. to invest, an additional Five Million Dollars ($5,000,000) in Stampville (the "Additional Payment"). The Additional Payment shall be made not later than twelve (12) months from the date of this Agreement; or alternatively within 30 days following the closing of an initial public offering "IPO" by I.T., that raises a minimum amount of Ten Million Dollars ($10,000,000) provided however, that the sole recourse of Stampville or any other party shall be the reduction in equity ownership provided in Section 5.2, below.

        4. Elimination of Stage Three Consideration. The Stage Three Consideration described in the Original Agreement is hereby eliminated, and I.T. shall have no obligation therewith.

        5. Equity Ownership.

           5.1 In consideration for the accelerated payments provided in this Agreement, I.T. shall be granted, effective as of the date of this Agreement, 50.1% of the total equity interests in Stampville on a fully-diluted basis, it being understood that such equity interest shall include the equity interests currently held by I.T, and that except for the provisions of Section 5.2 below, I.T.'s voting rights in respect of such 50.1% equity interest , on a fully-diluted basis, may not be limited or compromised under any circumstances at any time. In order to effect the foregoing, Stampville shall, concurrently with the execution of this Agreement, (a) amend its Articles of Incorporation to authorize the issuance of 100,000 shares of common stock of Stampville (the "Common Stock), (b) cause I.T. to own 50,100 shares of Common Stock (which shares shall replace all shares of any series or class of capital stock of Stampville issued to I.T.) and which shall constitute 50.1% of the outstanding shares of Common Stock (including all securities convertible into Common Stock and all shares of Common Stock to be issued pursuant to any option, warrant or other agreement), and (c) cause the remaining shareholders of Stampville to own 49,900 shares of Common Stock (which shares shall replace all shares of any series or class of capital stock of Stampville issued to the shareholders of Stampville other than I.T.).

           5.2 Notwithstanding the foregoing, if I.T., for any reason, fails to make or arrange for the Additional Payment, I.T. shall surrender such number of shares of Common Stock so that, upon such surrender, I.T. shall hold a percentage of the outstanding shares of Common Stock (including all securities convertible into common stock and all shares of Common Stock to be issued pursuant to any option, warrant or other agreement) equal to the lesser of (a) 27.5% of the outstanding shares of Common Stock, or (b) the total amount invested by I.T. pursuant to this Agreement and the Original Agreement divided by 100,000. Thus, for purposes of illustration only, if I.T. invests an aggregate of $2,500,000 in Stampville and does not make or arrange the Additional Payment, I.T.'s percentage investment in Stampville shall be



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25% ($2,500,000 / 100,000 = 25). In the event that I.T. shall arrange for the
Additional Payment, rather than provide the Additional Payment itself, the equity interest of I.T. in Stampville shall be reduced by the amount required by the party providing the Additional Payment; provided, however, that I.T.'s equity interest shall not be reduced below 27.5%, without a pro rata reduction in the ownership interests of all the other shareholders of Stampville other than I.T. (the "Malamuds").

        6. Management. Concurrently with the execution of this Agreement, Stampville, I.T. and the shareholders of Stampville shall amend the Shareholders Agreement among Stampville and its shareholders to provide for the following:

           6.1 Concurrently with the execution of this Agreement, I.T. shall be entitled to appoint to the Board of Directors of Stampville such additional nominees selected by I.T. so that at all times half of the members of the Board of Directors of Stampville shall consist of individuals nominated by I.T. and one-half of the members of the Board of Directors of Stampville shall consist of individuals nominated by the current shareholders of Stampville other than I.T. (collectively, the "Malamud Shareholders").

           6.2 I.T. shall be entitled to designate an individual to serve as the chief operating officer, or such other position as the Board of Stampville may designate(s) will be paid by Stampville. The individual(s) designated by I.T. shall work predominantly for Stampville out of Stampville's offices, but may retain a title with and serve in a concurrent position with I.T. in a consultative role.

           6.3 Any check, draft or other instrument shall be executed by two individuals, one designated by I.T. and one designated by the Malamuds and shall be accompanied by a check requisition form containing information and back-up materials.

           6.4 Notwithstanding the foregoing, if I.T. fails to make or arrange the Additional Payment, I.T.'s management rights shall be limited to those set forth in the Original Agreement.

        7. IGPC Contract. It shall be a condition precedent to any of I.T.'s performance under this Agreement that Stampville shall have entered into an agreement with Inter-Governmental Philatelic Corporation substantially in the form of Exhibit A hereto.

        8. Audits and Reports.

           8.1 Stampville agrees that, as a condition to the performance of I.T. hereunder, Stampville shall cause to be performed an audit of its financial condition, books and records with a independent public auditor selected by I.T., which may be the independent auditor for I.T., the costs of which audit shall be borne by Stampville; and in the future will furnish and assist I.T. and its representatives in conducting any such further audits, revues, materials or accounts of Stampville as may be required, the cost of such audits or revues shall be borne by



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I.T., with the exception of one full audit to be conducted annually by an independent auditor selected by I.T., the costs of which shall be borne by Stampville.

           8.2 Stampville shall, in addition to any other reports required under the Shareholders Agreement or Original Agreement, provide weekly and "flash" reports of operations, cash flows and such other matters as I.T. may reasonably request.

        9. Representations and Warranties. As additional inducement to I.T. to make the Stage One Investment, the Stage Two Investment and the Additional Payment, Stampville hereby confirms as accurate each of the representations and warranties set forth in Section 7 of the Original Agreement as if made on the date hereof.

        10. Malamuds-Options in I.T. I.T. shall, upon completion of the Stage One Investment and the earlier of a completion of the Additional Payment or the closing of an IPO by I.T., which raises a minimum of Ten million dollars ($10,000,000), grant to designees of the Malamud Shareholders (which designees shall be limited to employees, officers and directors of Stampville who are regularly engaged in the operations of Stampville) options (the "Options") to purchase 1,600,000 shares of Common Stock. at an exercise price of equal to $1.25 per share pursuant to a Stock Option Agreement substantially in the form of Exhibit B hereto. The Options shall become exercisable commencing two years from the date of grant and then in increments of twenty percent (20%) per annum thereafter. The Stock Option Agreement will include provisions for the cashless exercise of the Options.

        11. Survival of Provisions. Except as specifically provided in this Agreement, all of the terms and conditions contained in the Original Agreement shall remain in full force and effect.

        IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the date first above written.



STAMPVILLE.COM INC.                         I.T. TECHNOLOGY, INC.

By:  /s/ [Signature Illegible]              By:  /s/ LEVI MOCHKIN
   ----------------------------             ----------------------------

Name: [Illegible]                           Name: Levi Mochkin

Title: President                            Title: Chief Executive Officer



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